Exhibit 99.3

AsherXino Corporation Appoints New Chief Operating Officer

Press Release Source: AsherXino Corporation On Friday June 17, 2011, 8:30 am EDT

HOUSTON, TX--(Marketwire - 06/17/11) - AsherXino Corporation (OTCQB: AXNO) (Pinksheets:AXNO - News), a Delaware corporation engaged in the exploration and development of oil and gas concessions in the Gulf of Guinea, today announced that its Board of Directors has approved the appointment of Mr. Olakunle (Ola) Adebowale as the company's new Chief Operating Officer.

Mr. Adebowale has ten years of corporate management experience, having worked for the State of Maryland (USA), NASA (USA) and General Electric's Aviation and Oil & Gas business units (USA & Nigeria). He is a graduate of GE's Executive Leadership program, also known as GE's "growth leaders," and progressed through multiple leadership roles, including Business Leader, Operations Leader for Quality, Lean and Six Sigma within Construction, Aviation, Energy/Power and Oil & Gas industries.

A seasoned executive, Mr. Adebowale's core strengths are in services business, business transformation and operations management, with success in key roles as a Business Leader within GE Aviation's manufacturing business in Wilmington, NC. He also led and directed the Quality, Lean and Six Sigma organizations for the GE Energy Services $4B fulfillment business in Atlanta, GA. Most recently he was responsible for leading GE's Nigerian oil and gas operations as Managing Director/VP in Nigeria, focused on growth, operations excellence, business transformation and strategy development.

Mr. Adebowale is a graduate of Morgan State University with degrees in Industrial, Information and Manufacturing Engineering and is also a certified Six Sigma Green and Black Belt.

"We are pleased to welcome Ola to our senior executive management team," said Bayo O. Odunuga, Chief Executive Officer of AsherXino. "Ola is an exceptionally strong and talented executive who will bring to AsherXino a very strong skill set and many years of experience in operations management, internal control, strategy development and community development and relations, particularly in the Gulf of Guinea - Nigeria. We look forward to Ola becoming an integral member of our senior leadership team and are confident he will help us drive sustainable business results and create long-term value for our shareholders."

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Contact:

Contact:
Bayo Odunuga
CEO
AsherXino Corporation
(713) 413-3345 ext. 205